Exhibit 99.1

ARIAD Announces Start of Enrollment in Phase 1/2 Clinical Trial of Oral AP26113, an Investigational Dual Inhibitor of ALK and EGFR in Patients with Lung Cancer

ARIAD’s Third Internally Discovered, Molecularly Targeted Cancer Drug Candidate Enters Clinical Development

CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 21, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the start of patient dosing in an international Phase 1/2 clinical trial of AP26113, an investigational dual inhibitor of anaplastic lymphoma kinase (ALK) and epidermal growth factor receptor (EGFR) -- two clinically validated targets in non-small cell lung cancer (NSCLC). AP26113 is the third novel, small-molecule drug candidate for the treatment of cancer that was discovered by ARIAD scientists and has advanced into clinical development.

The initial Phase 1 dose-escalation trial will include patients with advanced solid tumors, particularly those with NSCLC. Patients enrolled in this multicenter study will be either refractory to available therapies or have no standard treatment available to them. The primary objective of the Phase 1 segment of the Phase 1/2 trial is to determine the initial safety, tolerability, pharmacokinetic profile, recommended dose (anticipated to be once daily), and preliminary anti-tumor activity of AP26113. ARIAD expects to enroll approximately 30 to 50 patients in this portion of the trial.

The Phase 2 part of the trial is expected to begin in the second half of 2012 and will include four genetically defined patient cohorts, including:

  Patients with ALK positive NSCLC who have not previously received an ALK inhibitor
  Patients with ALK positive NSCLC who are resistant to at least one ALK inhibitor
  Patients with EGFR positive NSCLC who are resistant to at least one prior EGFR inhibitor
  Patients with other cancers expressing ALK or other known targets of AP26113

The Phase 2 trial is planned to enroll approximately 80 patients and will provide further data on the preliminary anti-tumor activity of AP26113 in these molecularly defined patient populations.

“AP26113 has shown great promise in preclinical studies as a unique and potent dual inhibitor of ALK and EGFR, two clinically validated targets in NSCLC,” stated Frank G. Haluska, M.D., Ph.D., vice president of clinical research and development and chief medical officer at ARIAD. “Once its safety and tolerability profile have been established and its optimal dose determined, we will quickly begin evaluating AP26113 in patients with the genetically defined cancers that express specific targets of AP26113. AP26113 has the potential to provide patients, many of whom have become resistant to available therapies, including the ALK inhibitor, crizotinib, and the EGFR inhibitor, erlotinib, with a meaningful treatment option.”

“AP26113 has the potential to be two drugs in one,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD. “Preclinically, AP26113 has been shown to be 10 to 20 times more potent than crizotinib against ALK and inhibits mutants that cause resistance to crizotinib. It is also a potent inhibitor of EGFR and has been shown preclinically to inhibit the single mutation that causes half of all resistance in EGFR-positive lung cancer patients. We believe that expedited development of AP26113 is feasible based on this profile.”

ARIAD’s Phase 1/2 clinical trial of AP26113 is expected to enroll patients at eight U.S. and three European cancer centers. For more information about the clinical trial evaluating AP26113, patients and physicians should call the US toll-free number 1-877-621-2302 or the international number 1-617-621-2302, or e-mail ARIAD at ClinicalTrials@ariad.com. Additional information can also be found at www.ClinicalTrials.gov.

About Non-Small Cell Lung Cancer

Lung cancer, both small cell and non-small cell, is the leading cause of cancer death for both men and women. According to the American Cancer Society (ACS), about 220,000 new cases of lung cancer (both small cell and non-small cell) will be diagnosed in the United States in 2011 and approximately 157,000 people will die from the disease. The majority of all lung cancers are the non-small cell type. Prognosis for patients is primarily based on the time of diagnosis relative to the stage of the cancer.

About AP26113

ARIAD's internally discovered drug candidate, AP26113, exhibits unique preclinical activity as a potent dual inhibitor of ALK and EGFR. Coupled with desirable pharmacologic properties, these characteristics confer a best-in-class potential in these subsets of non-small cell lung cancer (NSCLC).

Aberrant ALK expression is a key feature of certain NSCLCs, neuroblastomas, sarcomas and lymphomas. As an ALK inhibitor, AP26113 overcomes mutation-based resistance in preclinical NSCLC models. In preclinical experiments, multiple mutations in ALK were identified that conferred resistance to crizotinib, but not AP26113, including the L1196M "gatekeeper" mutation which has now been observed clinically in patients who initially responded to crizotinib and then relapsed.

Activated EGFR is observed in approximately 250,000 lung cancer patients worldwide. AP26113 also inhibits activated EGFR in preclinical models, including the T790M "gatekeeper" mutant that confers resistance to current EGFR inhibitors, such as erlotinib. Constitutive EGFR activity due to activating mutation is a key feature of certain non-small cell lung cancers, and the T790M mutation causes resistance to inhibitor therapy in approximately 50 percent of these cases. In preclinical studies, AP26113 was shown to be specific for mutated EGFR and to avoid inhibition of native (endogenous or unmutated) EGFR; such inhibition is thought to be associated with the known adverse events of other EGFR inhibitors.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to three internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia, soft tissue and bone sarcomas and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments for our three product candidates. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com